January 20, 2026	Exhibit 5.1
NioCorp Developments Ltd. 7000 South Yosemite Street, Suite 115 Centennial, CO 80112

RE: Registration of 4,250,000 Common Shares of NioCorp Developments Ltd.

Dear Sirs/Mesdames:

We have acted as Canadian counsel to NioCorp Developments Ltd., a corporation incorporated under the laws of British Columbia (the “Company”), in connection with the registration pursuant to the Company’s effective shelf registration statement on Form S-3, filed with the Securities and Exchange Commission (the “Commission”) on October 10, 2025 (Registration No. 333-290837) (the “Registration Statement”) that has become effective pursuant to Rule 462(e) of the Securities Act of 1933, as amended (the “Act”) of the resale or other distribution from time to time by YA II PN, Ltd. (“YA PN”) of up to 4,250,000 common shares in the capital of the Company (the “Common Shares”) which may be issued to YA PN pursuant to a standby equity purchase agreement dated January 26, 2023 between the Company and YA PN, as amended, (the “Standby Equity Purchase Agreement”).

In connection with this opinion, we have examined the Registration Statement (including exhibits thereto). We have also examined and considered and relied upon originals or copies certified to our satisfaction of each of the following documents (collectively, the “Documents”):

(a)	the Company’s Articles and Notice of Articles;
(b)	a certificate of good standing dated January 19, 2026 issued by the British Columbia Registrar of Companies pursuant to the Business Corporations Act (British Columbia) relating to the Company;
(c)	records of corporate proceedings of the Company approving the issuance of the Common Shares;
(d)	the Standby Equity Purchase Agreement; and
(e)	such other documents, statutes, regulations and public and corporate records as we have deemed appropriate to give this opinion.

We have relied upon the factual matters contained in the representations and other factual statements of the Company made in the Documents and upon certificates of public officials and the officers of the Company.

In such examination, we have assumed without any independent investigation: (a) the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of all such latter documents; and (b) that each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and the obligations of each party (other than the Company) set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms. We have not, however, undertaken any independent investigation as to any factual matter set forth in any of the foregoing and as to questions of fact in respect of the opinions hereinafter expressed, we have relied solely upon the Documents.

On the basis of and subject to the foregoing and the other assumptions and qualifications set forth herein, we are of the opinion that the Common Shares will be, when issued in accordance with the terms of the Standby Equity Purchase Agreement, validly issued, fully paid and non-assessable.

This opinion is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein. The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We do not express any opinion with respect to the laws of any jurisdiction other than British Columbia and the laws of Canada specifically applicable therein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to Blake, Cassels & Graydon LLP under the caption “Legal Matters” in the prospectus filed as part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Blake, Cassels & Graydon LLP